Exhibit 10.3

RESTRICTED STOCK UNIT AGREEMENT

RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of July 25, 2012 (the “Grant Date”), by and between                     (the “Participant”) and Horizon Lines, Inc., a Delaware corporation (the “Company”), is made pursuant to and subject to the provisions of the Company’s 2012 Incentive Compensation Plan (the “Plan”). The Plan, as it may be amended from time to time, is incorporated herein by reference. All terms used herein that are defined in the Plan shall have the meanings given to them in the Plan.

1. Grant of Restricted Stock Units. Pursuant to the provisions of the Plan and this Restricted Stock Unit Agreement (the “Agreement”), the Company hereby grants to the Participant one-hundred and fifty thousand (150,000) restricted stock units (the “RSUs”) subject to the terms and conditions of the Plan and subject further to the restrictions, terms and conditions herein set forth.

2. Vesting. The RSUs shall vest and cease to be subject to any restrictions in accordance with the provisions of this Section 2.

(a)	Time-Based RSUs. The RSUs shall vest in accordance with the following schedule:

(i)	Twenty percent (20%) of the RSUs will vest if the Participant is continuously a member of the Board from the Grant Date to March 31, 2013;

(ii)	Forty percent (40%) of the RSUs will vest if the Participant is continuously a member of the Board from the Grant Date to March 31, 2014; and

(iii)	Forty percent (40%) of the RSUs will vest if the Participant is continuously a member of the Board from the Grant Date to March 31, 2015.

Except as specifically provided in this Agreement, unvested RSUs shall be forfeited upon Participant’s termination of service as a member of the Board.

(b)	Additional Vesting Events. Notwithstanding the foregoing, all outstanding and unvested RSUs shall become vested and no longer subject to restriction immediately prior to a Change of Control.

3. Settlement of RSUs.

(a)	Each vested RSU shall be settled by lump sum delivery of shares of Company Stock within thirty (30) days following termination of the Participant’s service as a member of the Board or, if a Change of Control occurs before the Participant’s termination of service as a member of the Board, immediately prior to the occurrence of such Change of Control.

(b)	The lump sum delivery to the Participant shall consist of one share of Company Stock for each vested RSU and cash equal to the amount of dividend equivalents credited to the RSU (if any). The Company shall cause to be delivered to the Participant one or more unlegended, freely-transferable stock certificates in respect of the shares of Company Stock issued upon settlement of vested RSUs.

(c)	No fractional shares of Company Stock will be issued pursuant to this Agreement. The Company will pay the Participant an amount in cash equal to the value of any fractional share of Company Stock that would have been issued to the Participant. Such cash payment shall be made at the same time as the other cash payments required pursuant to this Section 3.

4. Dividend Equivalent Rights. The RSUs do not provide the Participant with the rights of a shareholder of Company Stock. However, the Participant shall accumulate dividend equivalent rights on all RSUs in an amount equal to the cash dividends paid with respect to a share of Company Stock on each date prior to payment of the Participant’s RSUs that a cash dividend is paid on the Company Stock. The dividend equivalent rights shall be held by the Company as a bookkeeping account and shall be subject to the same terms and conditions (including vesting terms) as the corresponding RSUs and shall accumulate and be paid in the form of a single cash lump-sum payment if and when payment for the corresponding RSUs is made.

5. No Ownership. Other than the right to receive dividend equivalents, the Participant shall not have any rights of a stockholder with respect to the RSUs (including, without limitation, voting rights) until shares of Company Stock have been distributed to the Participant in connection with the Participant’s vested RSUs.

6. Nontransferability of the RSUs. The RSUs and any interest therein may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution and subject to the conditions set forth in this Agreement. Any attempt to transfer RSUs in contravention of this section is void ab initio. The RSUs shall not be subject to execution, attachment or other process.

7. Other Restrictions.

(a)	The RSUs shall be subject to the terms of any compensation recoupment policy now in effect or subsequently adopted by the Board. The terms of any such compensation recoupment policy shall be made a part of this Agreement.

(b)	The Participant acknowledges that the Participant is subject to the Company’s policies regarding compliance with securities laws (as in effect from time to time), and, pursuant to these policies, if the Participant is on the Company’s insider list, the Participant shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the RSUs, and may be prohibited from selling such shares other than during an open trading window. The Participant further acknowledges that, in its discretion, the Company may prohibit the Participant from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

8. Equitable Adjustment. If the number of outstanding shares of Company Stock is increased or decreased as a result of a Stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without receipt of consideration by the Company, the number and kind of the RSUs shall be proportionally adjusted by the Committee, as contemplated by the Plan, whose determination shall be binding.

9. Taxes. The parties may in their discretion provide for voluntary withholding of taxes in connection with the RSUs. The amount withheld shall not exceed the amount of Applicable Withholding Taxes that would have been required to have been withheld if the Participant were performing services for the Company as an employee. The parties may provide for payment of such voluntary tax withholding by having the Company retain that number of shares of Common Stock (valued at their fair market value as of the date of retention) that would satisfy all or a specified portion of such voluntarily withheld taxes.

10. No Right to Continued Board Service. Nothing contained in this Agreement shall be deemed to confer upon the Participant any right to continue to serve as a member of the Board.

11. Miscellaneous.

(a)	Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without reference to principles of conflict of laws.

(b)	Notices. Any notice required or permitted under this Agreement shall be deemed given when delivered in accordance with the notice provisions of the Plan.

(c)	Failure to Enforce Not a Waiver. The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d)	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

(e)	Modifications; Entire Agreement; Headings. This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

12. Internal Revenue Code Section 409A.

(a)	It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Participant to payment of any interest or additional tax imposed under Code Section 409A, and shall be consistently interpreted in accordance with such intent. To the extent that any amount payable under this Agreement would trigger the additional tax, penalty or interest imposed by Code Section 409A, this Agreement shall be modified to avoid such additional tax, penalty or interest yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Participant. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Participant or any other individual to the Company or any of their respective affiliates, employees or agents.

(b)	To the extent a payment or benefit under this Agreement is nonqualified deferred compensation subject to Code Section 409A, a termination of service by the Participant shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts upon or following a termination of service unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of service” or like terms shall mean “separation from service” within the meaning of Code Section 409A.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HORIZON LINES, INC.

By:
Jeffrey A. Brodsky Chairman, Board of Directors

PARTICIPANT

[NAME]

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